ADVANCED MEDICAL, INC.
                                         9775 Businesspark Avenue
                                         San Diego, CA  92131
                                         (619) 566-9000
                                         TRADED:  ASE:  AMA







AT THE COMPANIES:

Bill Mercer
IVAC President and CEO
(619) 458-7551
Joe Kuhn
Advanced Medical President
(619) 566-0192

Tim Kent
Investor Contact
Investor Relations Contact
(619) 693-0709

Virginia Rybski
Trade Contact
Stoorza Zeigaus & Metzger
(619) 236-1332 x244

Linda Tush
Business Contact
Ketchum Public
(310) 444-1308
After 8/26: (310) 442-0599

FOR IMMEDIATE RELEASE
August 26, 1996

ADVANCED MEDICAL, INC. TO PURCHASE IVAC MEDICAL SYSTEMSTM

IVAC to Merge Operations With IMED Corporation

SAN DIEGO, CALIFORNIA, AUGUST 26, 1996 -- Advanced Medical, Inc. (ASE:
AMA) and privately held IVAC Medical Systems, Inc. (IVAC) today jointly announced an agreement for Advanced Medical to purchase IVAC. Under the terms of the agreement, IVAC and Advanced Medical's wholly-owned subsidiary, IMED Corporation (IMED), will merge into a new company, creating one of the global leaders in intravenous infusion therapy products.

       The cash transaction is valued at approximately $400 million. Based on 1995 operating results, the combined revenues were $353 million. Completion of the acquisition, which has been approved by the respective Board of Directors of both companies, is subject to regulatory approval and is expected to be completed by the first quarter of 1997.
       Advanced Medical expects a one-time charge against earnings in order to complete the merger of the two companies. The addition of IVAC is expected to contribute to financial results in the full second quarter of 1997.
       William J. Mercer, IVAC President and Chief Executive Officer (CEO), will become the President and CEO of Advanced Medical, Inc., as well as the new company. Mercer led the transition of IVAC to a stand-alone company from Eli Lilly and Company and was previously Senior Vice
President at Mallinckrodt Group, Inc. Joseph W. Kuhn, IMED President led the turnaround of Advanced Medical and will become the Executive Vice President and Chief Financial Officer of the new company. Kuhn joined Advanced Medical in 1989 as Corporate Controller and was previously a senior manager at Price Waterhouse LLP.
       We are extremely enthusiastic about the global potential for the combined companies, and the potential to build an exciting growth company in drug delivery systems," Mercer said. "The strong brand identity of both companies, coupled with a well-developed global distribution system, will provide greater worldwide access for new products in the research and development pipeline," Mercer added. This combination of two great names in infusion therapy will mean new opportunities for our employees, and will benefit our shareholders by accelerating strategies to profitably grow the business into a world-class healthcare company.
       IMED reported net income of $1.7 million, $0.06 per fully-diluted common share on $53.9 million in revenue in the first half of 1996. Advanced Medical's pre-tax income was $4.1 million. Excluding the effect of a non-recurring restructuring charge of $17.4 million, IVAC reported net income of $4.2 million on net sales of $112.8 million for the six months ended June 30, 1996. IVAC's pre-tax income was $5 million. EBITDA for the first half of 1996 was $11.5 million for Advanced Medical and $20.6 million for IVAC, respectively.
       Kuhn said, The synergies created by the newly formed entity, as well as the broader product offering, will provide customers with increased value and the company with increased access in the managed care environment. We believe the combination of IVAC and IMED will create a range of technologies that is unparalleled in the industry, improving patient care across the entire continuum of care.
       The transaction will add to both companies' historical leadership in infusion therapy and technology-based drug delivery devices. In 1968, IVAC introduced the world's first infusion therapy monitoring device. A year later, IVAC improved its system with the addition of an IV pump which regulated the flow of liquids through positive pressure. IMED introduced the world's first volumetric infusion pump in 1974. Infusion pumps control and regulate the amount of intravenous fluid being administered to a patient.
       Since our founding in San Diego over two decades ago, both organizations have helped millions of patients around the world in the healing process," Mercer said. "We are pleased that the new company will continue to operate in San Diego as one of the world's largest suppliers of quality infusion products and services
       Advanced Medical, Inc., through its IMED subsidiary, is one of the largest developers and manufacturers of intravenous infusion pumps and proprietary disposable products in the United States, and has sales in 38 foreign countries.
       IVAC's worldwide corporate headquarters, R&D facilities, and manufacturing facilities are located in San Diego, with additional manufacturing facilities in Creedmoor, NC; Hampshire, England; and Tijuana Mexico. Founded in 1968, IVAC is a leading provider of infusion systems and related technologies to the healthcare industry. The company's principal line of business is the design, manufacture and marketing of intravenous infusion therapy products, vital signs instruments and related disposables. IVAC's products are distributed in over 120 countries worldwide. IVAC Medical Systems was purchased from Eli Lilly & Company on December 31, 1994 by DLJ Merchant Banking Partners, LP, River Medical,
Inc. and other entities and investors.
       The companies note that the above forward-looking statements are subject to change based on factors including, but not limited to, changes in the market and competition. Additional information on potential factors that could affect the companies' financial results are included in Advanced Medical's annual report and IVAC Medical Systems' Annual Report, both on Form 10-K as filed with the Securities and Exchange Commission.
       For more information about IVAC, please consult the World Wide Web server at the following URL: http://www.ivac.com/~ivac.